                                                                    EXHIBIT 10.1



                                  April 7, 1999




VIA FACSIMILE & FEDERAL EXPRESS
Mr. Robert Rouse
1307 Alhambra Drive
Apollo Beach, Florida 33572

Dear Bob:

         It is with great pleasure that I offer you the position of Executive Vice President and President, Network Services of Pathnet. You will report directly to me and be based in our Washington, DC headquarters office beginning on a date mutually agreeable to both of us.

         Your salary will be at the annual rate of $275,000 to be paid in equal installments twice each month. As part of the executive team, you will be eligible to participate in the executive bonus plan, which is under development and will be completed this year. It is expected that the bonus will be in the 20-40% range. You will also be granted an option to purchase 350,000 shares of common stock at $.01 par value at an exercise price of $5.20 per share. The option vests over a period of four years in equal installments. The vesting schedule commences with your date of hire.

         In the event of the announcement of a change in control if you are terminated without cause all of your unvested options will accelerate and become exercisable as of the termination date.

         In the event of a change in control all of your unvested options will accelerate and become exercisable as of the change in control date/closing date.

         In the event that you are terminated without cause resulting in your being asked to leave Pathnet with a satisfactory or better current appraisal, your options for that option year will be deemed proportionately earned and accelerated through the last month you are on the payroll. In addition, you will be entitled to one year's severance pay equal to your annual salary at that time payable in accordance with Pathnet's regular payroll procedures.

         In the event that you are terminated with cause (cause is defined as set forth in Amendment No. 1 of the 1997 Stock Incentive Plan which you have received under separate cover), then no additional compensation or vesting shall occur after the termination date.

         You will be eligible for three (3) weeks of vacation annually and Company-paid parking. In addition, Pathnet will pay for all reasonable closing costs on your Florida home and the relocation of your personal belongings to Virginia. Additionally, Pathnet will reimburse you for up to 60 days of reasonable expenses in connection with your commutation and living arrangements while you are relocating to Virginia. All expenses must be approved before they are incurred.

Robert Rouse
April 7, 1999
Page Two


         Pathnet offers a health and dental insurance package through Phoenix Group Services. It is a PPO (Preferred Provider Organization) plan. Employees can elect individual coverage for $.50 per pay period. The Company will provide employee life/accidental death and dismemberment, long term and short term disability insurance at no cost to you. Supplemental life insurance coverage is also available for purchase. You will be eligible to participate in our 401(k) Plan and Flexible Spending Account Plan as well. Enclosed you will find a summary of Pathnet's benefit plan, a summary plan description and PPO directories for our health and dental plan. If you are interested in dependent insurance premium rates or have questions about the benefit plan, please contact Tara Merkel at (202) 295-3126. Please note that the benefit plan is subject to change.

         Our Board of Directors requires that you sign a Non-Disclosure, Assignment of Inventions and Non-Competition Agreement as a condition of your employment with Pathnet. A copy of the agreement is enclosed, with an extra copy for your records. Please bring one signed copy with you on your first day of employment. On or about your first day of employment you will also be required to provide proof of employment eligibility in the United States. Please call Tara Merkel if you have any questions about eligibility documents.

         This letter is an employment agreement between both parties. Other benefits to which all Pathnet employees are entitled are outlined elsewhere and are in addition to the provisions of this agreement.

         Please call me if you have any questions.

         We look forward to having you join us in building our Company.


                                                     Very truly yours,

                                                     /s/ Richard A. Jalkut


                                                     Richard A. Jalkut
                                                     President and CEO


Acknowledged and Agreed:

/s/ Robert Rouse
------------------------
Robert Rouse

Enclosures

Cc:  Tara Merkel, Director of Human Resources